                                   EXHIBIT 99
                                   ----------

July 28, 2003


FOR IMMEDIATE RELEASE:


CONTACT:
     Robert M. Smith, President or
     Michael L. Gampp, CFO
     ASB Financial Corp.
     503 Chillicothe Street
     Portsmouth, Ohio  45662-4015
     (740) 354-3177


ASB FINANCIAL CORP. REPORTS NET EARNINGS FOR THE FISCAL YEAR AND QUARTER ENDED JUNE 30, 2003

Portsmouth, Ohio - ASB Financial Corp. (Nasdaq: "ASBP"), parent company of American Savings Bank, fsb, reported net earnings for the fiscal year ended June 30, 2003 of $2.1 million, or diluted earnings per share of $1.29, as compared to the $1.5 million, or $.97 per diluted share in net earnings recorded for the fiscal year ended June 30, 2002.

Net earnings for the three months ended June 30, 2003 amounted to $552,000, or diluted earnings per share of $.33, compared to net earnings of $588,000, or $.37 per diluted share for the comparable quarter in 2002. The three month period and fiscal year ended June 30, 2002, included a $229,000 after tax gain recognized a a result of the acquisition of Waverly Building & Loan.

The increase in net earnings for the fiscal year ended June 30, 2003 was due primarily to a $1.2 million, or 26.6%, increase in net interest income and a $253,000 increase in other income, which were partially offset by a $194,000, or 6.3%, increase in general, administrative and other expense, a $179,000 increase in provision for losses on loans, and a $298,000 increase in the provision for federal income taxes. Earnings per share have increased by 33.0% through a combination of increased earnings and the effects of a continuation of the share repurchase plan during the fiscal year. Additionally, for the fourth straight year, the Company has increased its quarterly dividend by $.01 per share to $.14, reflecting a 7.7% increase in the dividends paid to shareholders.

The increase in net earnings for the quarter ended June 30, 2003, was due primarily to a $236,000, or 18.9%, increase in net interest income and a $93,000 increase in general, administrative and other expense, which were partially offset by a $62,000 increase in the provision for federal income taxes.

At June 30, 2003, ASB Financial Corp. reported total assets of $152.6 million, total liabilities of $136.4 million, including deposits of $130.8 million, and shareholders' equity of $16.2 million.

American Savings Bank, fsb, serving Portsmouth, Waverly and the Southern Ohio area was founded in 1892. The common shares of ASB are listed on the NASDAQ under the symbol ASBP.


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                               ASB FINANCIAL CORP.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)

                                                          JUNE 30,      JUNE 30,
         ASSETS                                               2003          2002
                                                          --------      --------

Cash and cash equivalents                                 $  7,783      $  7,804
Investment securities                                       13,150        20,866
Mortgage-backed securities                                  11,985         7,091
Loans receivable                                           114,974       109,015
Other assets                                                 4,683         3,496
                                                          --------      --------

         Total assets                                     $152,575      $148,272
                                                          ========      ========

         LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                  $130,780      $126,872
Borrowings                                                   4,187         4,223
Other liabilities                                            1,429         1,723
                                                          --------      --------
         Total liabilities                                 136,396       132,818

Shareholders' equity                                        16,179        15,454
                                                          --------      --------

         Total liabilities and shareholders' equity       $152,575      $148,272
                                                          ========      ========

                               ASB FINANCIAL CORP.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)

                                                                  THREE MONTHS ENDED          YEAR ENDED
                                                                        JUNE 30,                JUNE 30,
                                                                    2003        2002        2003        2002

Total interest income                                             $2,290      $2,296      $9,484      $9,543

Total interest expense                                               805       1,047       3,796       5,050
                                                                  ------      ------      ------      ------

         Net interest income                                       1,485       1,249       5,688       4,493

Provision for losses on loans                                         80          25         249          70
                                                                  ------      ------      ------      ------

         Net interest income after provision for
            losses on loans                                        1,405       1,224       5,439       4,423

Other income                                                         280         113         739         486

General, administrative and other expense                            918         825       3,271       3,077
                                                                  ------      ------      ------      ------

         Earnings before income taxes and extraordinary item         767         512       2,907       1,832

Federal income taxes                                                 215         153         846         548
                                                                  ------      ------      ------      ------

         Earnings before extraordinary item                          552         359       2,061       1,284

Extraordinary item - negative goodwill arising from Waverly
  acquisition - net of tax effects of $118                             -         229           -         229
                                                                  ------      ------      ------      ------

         NET EARNINGS                                             $  552      $  588      $2,061      $1,513
                                                                  ======      ======      ======      ======

         EARNINGS PER SHARE
           Basic                                                  $  .33      $  .39      $ 1.32      $ 1.00
                                                                  ======      ======      ======      ======
           Diluted                                                $  .33      $  .37      $ 1.29      $  .97
                                                                  ======      ======      ======      ======